UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2018

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 301 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On June 28, 2018, Gevo, Inc. (the “Company”) entered into an amendment (the “Third Amendment”) to the At-The-Market Offering Agreement, dated February 13, 2018, as amended on June 20, 2018 (the “First Amendment”) and June 25, 2018 (the “Second Amendment”) (as amended, the “Sales Agreement”), with H.C. Wainwright & Co., LLC (the “Agent”), which provides for the sale and issuance from time to time of common stock of the Company in an “at-the-market” offering (the “ATM Offering”). The Third Amendment, among other things, provides for an increase in the amount of common stock for issuance and sale under the ATM Offering by up to an additional $66,900,000 of shares of common stock (the “Shares”). The previous Sales Agreement provided for the sale and issuance of up to $22,995,000 of shares of common stock in the ATM Offering. To date, the Company has issued 2,920,781 shares of common stock under the ATM Offering for gross proceeds of approximately $22.9 million, including 2,915,573 shares of common stock for gross proceeds of approximately $22.9 million since March 31, 2018.

The Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-211370), declared effective by the Securities and Exchange Commission (the “Commission”) on August 2, 2016 (the “Registration Statement”), and a prospectus, which consists of a base prospectus filed with the Registration Statement, and a prospectus supplement, dated June 28, 2018. Sales of the Shares, if any, may be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) of the Securities Act, including sales made directly on or through the Nasdaq Capital Market or any other existing trading market for the Shares, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law. If the Company and the Agent agree on any method of distribution other than sales of shares of the Company’s common stock into the Nasdaq Capital Market or another existing trading market in the United States at market prices, the Company will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act.

The Company intends to use the net proceeds from this offering to fund working capital and for other general corporate purposes, which may include the repayment of outstanding indebtedness.

The Sales Agreement contains customary representations, warranties and agreements by the Company, including obligations of the Company to indemnify the Agent for certain liabilities under the Securities Act. Under the terms of the Sales Agreement, the Company will pay the Agent a commission of 2.5% of the gross proceeds from sales of the Shares.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Sales Agreement, the First Amendment, the Second Amendment and the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, the First Amendment, the Second Amendment and the Third Amendment, copies of which are incorporated by reference or filed herewith as Exhibits 1.1, 1.2, 1.3 and 1.4, and are incorporated herein by reference. A legal opinion relating to the Shares is filed herewith as Exhibit 5.1.

Item 7.01. Regulation FD Disclosure.

As of June 28, 2018, the Company had cash and cash equivalents of approximately $27.3 million.

This amount is unaudited and preliminary, and does not present all information necessary for an understanding of the Company’s financial condition as of June 28, 2018. The Company’s estimate is based solely on information available to it as of June 28, 2018. Actual results for the quarter ending June 30, 2018 remain subject to the completion of management’s and the Company’s audit committee’s final reviews and the Company’s other financial closing procedures and the completion of the preparation of the Company’s unaudited consolidated financial statements.

Item 8.01.     Other Events.

Exercise of Series K Warrants

During June 2018, the Company received notices of exercise from holders of its Series K warrants to purchase common stock (the “Series K Warrants”) to issue an aggregate of 299,823 shares of common stock for total gross proceeds of approximately $1.36 million. Following these exercises, Series K Warrants to purchase 4,677 shares of common stock remain outstanding at an exercise price of $4.20 per share.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1

At-The-Market Offering Agreement, dated February 13, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.1 of the Current Report on Form 8-K filed on February 13, 2018).

1.2	Amendment to At-The-Market Offering Agreement and Engagement Agreement, dated June 20, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.

1.3

Amendment to At-The-Market Offering Agreement, dated June 25, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.3 of the Current Report on Form 8-K filed on June 25, 2018).

1.4	Amendment to At-The-Market Offering Agreement and Engagement Agreement, dated June 28, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.

5.1	Opinion of Perkins Coie LLP, with respect to the legality of the securities being registered.

23.1	Consent of Perkins Coie LLP (contained in Exhibit 5.1 hereto).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: June 28, 2018	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary